Exhibit 4.3

FIRST AMENDMENT TO SECURITY AGREEMENT

FIRST AMENDMENT, dated as of July 27, 2009 (the “Amendment”), to SECURITY AGREEMENT dated as of January 11, 2005 (as amended, restated, supplemented or otherwise modified from time to time, the “Agreement”) by EMPIRE RESORTS, INC., a Delaware corporation (the “Company”), and each of its Subsidiaries now or hereafter party thereto (such Subsidiaries, together with Company, each, a “Debtor” and, collectively, the “Debtors”), in favor of BANK OF SCOTLAND (“BoS”), as agent (together with its successor(s) thereto in such capacity “Agent”) for the Banks.  Terms that are capitalized in this Amendment and not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement.

WHEREAS, the Debtors, BoS, as Lender and BoS, as Agent, have entered into that certain Loan Agreement dated as of January 11, 2005 (as amended, restated, supplemented or otherwise modified from prior to the date hereof, the “Original Loan Agreement”), pursuant to which BoS made available to the Company a $10,000,000 revolving credit facility, and each of the other Debtors has guaranteed the payment of the Loans made by the Banks thereunder;

WHEREAS, pursuant to the Agreement each Debtor granted to Agent a continuing security interest in all of such Debtor’s right, title and interest in the Collateral;

WHEREAS, pursuant to that certain letter agreement, dated as of the date hereof, between Agent and The Park Avenue Bank (“Successor Agent”), Agent has assigned (the “Assignment”) all of its rights and obligations under the Original Loan Agreement, the Agreement and each of the other Loan Documents to Successor Agent;

WHEREAS, the Debtors and Successor Agent have amended and restated the Original Loan Agreement to reflect, among other things, the Assignment, and desire to amend the Loan Documents, including the Agreement, so that the Loan Documents evidence the Assignment.

NOW, THEREFORE, in consideration of the mutual promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

Section One.  Amendment. Effective as of the date first set forth above, the Agreement is hereby amended as follows:

(a)           The first paragraph of the Agreement is amended by deleting the words “BANK OF SCOTLAND” and substituting the following in lieu thereof:

“THE PARK AVENUE BANK”.

(b)           All references to “the Agent” in the Agreement shall hereafter refer to The Park Avenue Bank, as agent for the Banks.

Section Two.  Release and Substitution.

(a)           From and after the date hereof, BoS shall no longer be a party to the Agreement and shall have no further rights or obligations thereunder.

(b)           From and after the date hereof, Successor Agent shall be a party to, and hereby assumes and agrees to be bound by all obligations applicable to the Agent under, the Agreement and shall be entitled to all rights and benefits given to the Agent under the Agreement.

Section Three.  [Intentionally Omitted].

Section Four.  Representations and Warranties. Each Debtor hereby represents and warrants (which representations and warranties shall survive the execution and delivery hereof) to Successor Agent that:

(a)           Such Debtor irrevocably grants a continuing security interest in, and assigns, transfers and conveys to Successor Agent all of the rights of such Debtor in and to the Collateral.

(b)           Such Debtor has the power, authority and legal right to execute, deliver and perform this Amendment and the other instruments, agreements, documents and transactions contemplated hereby to which it is a party, and has taken all actions necessary to authorize the execution, delivery and performance of this Amendment and the other instruments, agreements, documents to which it is a party and the transactions contemplated hereby and thereby;

(c)           No consent or approval of any partners or creditors of such Debtor, and no consent, approval, filing or registration with or notice to any Governmental Authority on the part of such Debtor, is required as a condition to the execution, delivery, validity or enforceability of this Amendment;

(d)           This Amendment has been duly executed and delivered by such Debtor, and constitutes the legal, valid and binding obligation of such Debtor, enforceable in accordance with its terms, except to the extent that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the rights of creditors generally or equitable remedies (whether arising in a proceeding at law or in equity); and

(e)           Neither the execution, delivery and performance of the terms of this Amendment, nor the consummation of the transactions contemplated by this Amendment, will conflict with, violate or be prevented by (i) such Debtor’s Articles of Incorporation or by-laws, (ii) any existing mortgage, indenture, contract or agreement binding on such Debtor or affecting its property, or (iii) any applicable Laws.

Section Five.  General Provisions.

(a)           Except as herein expressly amended, the Agreement and all other agreements, documents, instruments and certificates executed in connection therewith, are ratified and confirmed in all respects and shall remain in full force and effect in accordance with their respective terms.

(b)           All references to “the Agreement” in the Agreement, and in each other document, instrument or agreement executed or delivered by Company in connection with the Agreement, shall mean the Agreement as amended hereby and as hereafter amended, supplemented or modified from time to time. From and after the date hereof, all references in the Agreement to “this Agreement,” “hereof,” “herein,” or similar terms, shall mean and refer to the Agreement as amended by this Amendment.

(c)           This Amendment may be executed by the parties hereto individually or in combination, in one or more counterparts, each of which shall be an original and all which shall constitute one and the same agreement.  Any signature delivered by a party by facsimile transmission or email shall be deemed to be an original signature hereto.

(d)           This Amendment shall be governed and controlled by the internal laws of the State of New York.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Debtors and Successor Agent have caused this Amendment to be duly executed by their respective officers thereunto duly authorized as of the day and year first above written.

EMPIRE RESORTS, INC.

By:	/s/ Joseph E. Bernstein
Name:	Joseph E. Bernstein
Title:	Chief Executive Officer

ALPHA MONTICELLO, INC.

By:	/s/ Joseph E. Bernstein
Name:	Joseph E. Bernstein
Title:	President

ALPHA CASINO MANAGEMENT INC.

By:	/s/ Joseph E. Bernstein
Name:	Joseph E. Bernstein
Title:	President

MOHAWK MANAGEMENT, LLC

By:	/s/ Joseph E. Bernstein
Name:	Joseph E. Bernstein
Title:	Manager

MONTICELLO CASINO MANAGEMENT, LLC

By:	/s/ Joseph E. Bernstein
Name:	Joseph E. Bernstein
Title:	Manager

MONTICELLO RACEWAY DEVELOPMENT COMPANY, LLC

By:	/s/ Joseph E. Bernstein
Name:	Joseph E. Bernstein
Title:	Manager

MONTICELLO RACEWAY MANAGEMENT, INC.

By:	/s/ Clifford Ehrlich
Name:	Clifford Ehrlich
Title:	President & G.M.

THE PARK AVENUE BANK

By:	/s/ Donald G. Glascoff, Jr.
Name:	Donald G. Glascoff, Jr.
Title:	Chairman